Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX AND JANSSEN BIOTECH SETTLE PATENT DISPUTE

Ends Ongoing Litigation and Legal Expenses

Palo Alto, Calif., November 9, 2011 — Affymax, Inc. (Nasdaq: AFFY) today announced that it has reached a global settlement agreement with Janssen Biotech, Inc. (a subsidiary of Johnson & Johnson) and certain of its affiliated companies to end the arbitration and litigation related to certain intellectual property emerging from a 1992-1995 research collaboration.

Under the agreement, Affymax obtains a release of claims, a covenant not to sue and license to the intellectual property in dispute, thereby eliminating potential claims by Janssen regarding the use, manufacture, import, sale and licensing of peginesatide worldwide.

“While we continue to believe in the strength of our position in this intellectual property dispute, we felt it served the best interests of our stockholders to proactively settle the matter to eliminate ongoing legal costs resulting from the litigation and remove any potential hurdles to commercialization of peginesatide for us and our partner Takeda,” said John A. Orwin, chief executive officer of Affymax.  “This settlement will allow us to more fully focus our time and resources on the regulatory review process and launch preparations for peginesatide.”

As part of the settlement, Affymax will pay Janssen upfront fees and milestones not to exceed $13 million dollars.  Upfront fees consist of two installment payments: $6 million paid immediately and $2 million by June 30, 2012. Milestone payments consist of a $2.5 million payment on U.S. approval of peginesatide and $2.5 million on approval of peginesatide in Europe. As much as half of these amounts are subject to reimbursement by Affymax’s development and commercialization partner, Takeda Pharmaceutical Company Limited.  In addition, the settlement provides for Janssen to receive a low single-digit royalty on net sales in the countries of Europe, Mexico, Canada and Japan, until mid-2016.  No royalties will be paid on U.S. sales of peginesatide.

In October 2010, Affymax announced the decision of the arbitration panel that reviewed its dispute against Janssen.  The panel determined that Affymax and Janssen are co-owners of certain intellectual property, including U.S. patent numbers 5,773,569, 5,830,851, 5,986,047, among others. In addition, the ruling determined that Janssen is sole owner of U.S. patent number 5,767,078 (‘078) and certain other related patents and patent applications in Europe, Japan, Canada, and Australia.  The settlement encompasses all of these patents and patent applications.

About Peginesatide

Affymax and Takeda are collaborating on the development of peginesatide and plan to co-commercialize the product if approved in the United States.  Takeda has exclusive rights to develop and commercialize the product outside the United States.  The peginesatide Phase 3 clinical program was the largest to support the registration of an ESA for the treatment of anemia in CKD and the first to prospectively evaluate the cardiovascular safety of an ESA via an analysis of independently adjudicated cardiovascular events.  The New Drug Application for peginesatide is currently under review at the FDA.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the potential implications of the settlement with Janssen Biotech, continuation and success of Affymax’s collaboration with Takeda, milestones and reimbursement expected to be received and timing of such payments, timing, design and progress of the peginesatide development program, and the timing and potential regulatory approval and commercialization of peginesatide. Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the outcome of our upcoming FDA advisory committee meeting, approvability and completeness of the New Drug Application (NDA) filing, risks relating to regulatory requirements and approvals, in particular the FDA’s interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, data quality and integrity particularly in non-inferiority designed trials, the continued safety and efficacy of peginesatide in clinical development, industry and competitive environment, other potential intellectual property rights and disputes, financing requirements and ability to access capital and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Affymax undertakes no obligation to update any forward-looking statement in this press release.

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